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                                                                     EXHIBIT 8.3


August 4, 2000



WORLDxCHANGE Communications
9999 Willow Creek Road
San Diego, California 92131


         RE:  MERGER OF WORLDxCHANGE


Ladies and Gentlemen:

         You have requested our opinion regarding the material federal income tax consequences of the proposed reorganization (the "Reorganization") involving the exchange of stock of Communication TeleSystems International d/b/a WORLDxCHANGE Communications, a California corporation ("CTI") for stock of World Access, Inc., a Delaware corporation ("WAXS") in a statutory merger of CTI with and into CTI Merger Co., a Georgia corporation ("Merger Sub") and a wholly-owned subsidiary of WAXS, in a transaction intended to qualify as a reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code").(1)

         In connection with this opinion, we have examined such documents and matters of law and fact as we have considered appropriate, including (i) the Agreement and Plan of Merger, dated as of February 11, 2000, as amended (the "Agreement"); (ii) the Registration Statement on Form S-4 (No. 333-37750), as amended, filed by WAXS with the Securities and Exchange Commission (the "Registration Statement"); and (iii) the Officer Certificate from CTI to the undersigned (the "Officer Certificate"), in the form attached hereto. In connection with this opinion, we are assuming that the representations made by CTI and WAXS in the Agreement and in the Officer Certificate are true and correct as of the date of this opinion, and we are relying on each of such representations. In addition, with your consent, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that (a) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger, as defined in the Agreement) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof, and (b) the Merger will be effective under the laws of the State of Delaware.

                                  ------------

(1.) All references to Sections are to the Internal Revenue Code of 1986, as amended, unless otherwise indicated.

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        WORLDxCHANGE Communications, August 4, 2000 - Page 2


                                    Opinion
                                    -------

         Based on the foregoing, and our review and analysis of the current state of the law, it is our opinion that the exchange of the stock of CTI for the stock of WAXS will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1) of the Code; that CTI, WAXS and Merger Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code; and that the exchange of the stock of CTI for the stock of WAXS will be tax-free to the shareholders of CTI, except to the extent of (a) any cash received in lieu of fractional shares; and (b) any cash received by a shareholder of CTI who exercises such shareholder's dissenter's rights. No opinion is being issued concerning the federal income tax treatment of shares issued in payment of dividends with respect to CTI preferred stock.

         This opinion is limited to the tax matters specifically covered herein, and we have not been asked to address, nor have we addressed, any other tax consequences of the Reorganization. The opinion herein is based on current authorities and upon facts and assumptions as of the date of this opinion. It is subject to change in the event of a change in the applicable law or change in the interpretation of such law by the courts or by the Internal Revenue Service, or a change in any of the facts and assumptions upon which it is based. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming which would significantly modify the statements and opinions expressed herein. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion represents only counsel's best legal judgment, and has no binding effect or official status of any kind, so that no assurance can be given that the positions set forth above will be sustained by a court, if contested.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion is delivered to CTI for the benefit of CTI and its shareholders. This opinion may not be made available to any other person or entity without our prior written consent.


                          Respectfully Submitted,

                          /s/ O'Melveny & Myers LLP